Notice of Annual Meeting of Stockholders                                Page 1


N O L A N D



NOLAND COMPANY
80 29th Street, Newport News, Virginia 23607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held at 9:00 A.M. on April 25, 2001



Notice is hereby given that the Annual Meeting of Stockholders of Noland Company, a Virginia corporation (the Corporation), will be held, in accordance with the Bylaws of the Corporation, on Wednesday, April 25, 2001, at 9:00 A.M. (Local Time) at the principal office of the Corporation, 80 29th Street, Newport News, Virginia, for the following purposes:

1.  to elect seven Directors to serve for the ensuing year;

2. to appoint PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Corporation for the year ending December 31, 2001; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 15, 2001, will be entitled to notice of and to vote at the meeting.



By Order of the Board of Directors,
James E. Sykes Jr.
Secretary


April 2, 2001

                              YOUR VOTE IS IMPORTANT
YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES ANS IN ORDER THAT A QUORUM MAY BE ASSURED, TEH PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. ANY PERSON GIVING A PROXY MAY REVOKE IT BEFORE IT IS VOTED BY DELIVERING ANOTHER PROXY, OR WRITTEN NOTICE OF REVOCATION, TO THE SECRETARY OF THE CORPORATION.





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                                                                        Page 2


NOLAND COMPANY
(a Virginia corporation)
80 29th Street
Newport News, Virginia 23607


Proxy Statement

Annual Meeting of Stockholders to be
held at 9:00 A.M., April 25, 2001
Approximate date of mailing .... April 2, 2001

SOLICITATION AND REVOCATION OF PROXY

The proxy accompanying this statement is solicited by the Board of Directors on behalf of the Corporation. All proxies in the accompanying form which are properly executed by stockholders and returned to the Secretary will be voted. Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time before it is exercised.

The cost of soliciting proxies, including the cost of preparing and mailing the proxy materials, will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited, personally or by telephone, by regular employees of the Corporation.

A copy of the Corporation's Annual Report to stockholders for the year ended December 31, 2000, which includes consolidated financial statements, is furnished concurrently with this Proxy
Statement.


PURPOSES OF MEETING

The purposes of the Annual Meeting of Stockholders will be (1) to elect seven Directors to serve for the ensuing year; (2) to appoint PricewaterhouseCoopers LLP as independent auditors of the Corporation for the ensuing year; and (3) to transact such other business as may properly come before the meeting, or any adjournment thereof.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 15, 2001, there were outstanding 3,584,758 shares of Common Stock, the sole class of voting securities of the Corporation. Holders of record at the close of business on that date are entitled to one vote for each share.

The following are, to the knowledge of the Corporation, beneficial owners as of March 15, 2001, of over 5% of the Corporation's Common Stock:






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                                                                        Page 3


Name and                Title and Class of    Amount and Nature of    Percent
Address                  Voting Security      Beneficial Ownership    Of Class

Jane K. Noland, Lloyd U.
Noland III, Susan C. Noland,
and Anne N. Edwards
individually and as trustees
of The L. U. Noland 1982
Trust and Lloyd U. Noland Jr.
80 29th Street                 Common            2,078,302(1)
Newport News, VA 23607          Stock              shares               57.98%

Edmundson International, Inc.
31356 Via Colinas              Common             720,225
Westlake Village, CA 91362      Stock              shares               20.09%

Marvin C. Schwartz
c/o Neuberger & Berman
605 Third Avenue               Common             194,899
New York, NY 10158              Stock              shares               5.44%



(1) The trustees of The L. U. Noland 1982 Trust are Mr. Lloyd U. Noland Jr.'s wife, Jane K. Noland, and his three children: Lloyd
U. Noland III, Susan C. Noland and Anne N. Edwards. The trust assets include 906,996 shares of Common Stock of the Corporation and a majority of the outstanding voting stock of Basic, Inc., which, in turn, owns 893,967 shares of the Corporation's Common Stock. Since the trustees have the sole power to vote and to dispose of shares held in the L. U. Noland 1982 Trust, each trustee may be deemed to have beneficial ownership of 1,800,963 shares of the Corporation's Common Stock (including the shares owned by Basic, Inc.). The trustees share the power to vote and direct the disposition of such shares. Each trustee owns the following additional shares of the Corporation's Common Stock, with sole power to vote and dispose of all of such shares except for 155,138 shares attributed to Jane K. Noland, but owned by her husband, Lloyd U. Noland Jr.; 1,095 shares attributed to Anne N. Edwards, but owned by her husband; and 2,190 shares attributed to Lloyd U. Noland III but owned by his wife and one of his children:

Jane K. Noland                                    182,270
Lloyd U. Noland III                                45,502
Susan C. Noland                                    26,736
Anne N. Edwards                                    21,831


Lloyd U. Noland III also has voting power only over 9,000 shares of restricted stock. All of such shares are included in the above table. As a group, the Noland family may be deemed to be the owners of an aggregate of 2,078,302 shares or 57.98% of the outstanding Common Stock.




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                                                                        Page 4


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended, that have been received by the Corporation, the Corporation believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Corporation's Common Stock.


THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

The Corporation is managed under the direction of the Board of Directors and its Executive Committee, by the Chairman of the Board and other officers to whom authority has been delegated.

On April 11, 2000, by written consent, the Board decreased the number of Directors from seven to six, coincident with the retirement of Mr. John L. McElroy from the Board. At the February 14, 2001 Board Meeting, the Board increased the number of Directors from six to seven and selected Mr. Mark M. Gambill to serve as the new Director. Mr. Gambill joined the Audit and Compensation Committees at that time. Mr. Gambill will stand for re-election at the April 25, 2001 meeting.

In 2000, each Director attended at least 75% of the aggregate of
(i) the total number of meetings of the Board of Directors held during 2000 and (ii) the total number of meetings of all Board committees on which the Director served.

During 2000, the Board of Directors met four times. On six occasions, the Board acted by written consent. Members of the Board who are employees of the Corporation serve without compensation. Each non-employee Director receives a quarterly award of Noland Company Common Stock having an aggregate fair market value of $3,000 (see compensation of Executive Officers and Directors), plus $1,000 per Committee Meeting.

The Board elected an Executive Committee consisting of Messrs. Noland III, King and Henderson. When the Board is not in session, the Executive Committee generally has the authority of the Board except that the Virginia Stock Corporation Act prohibits certain actions by committees. During 2000, the Executive Committee met six times.

The Board appointed an Executive Compensation Committee consisting of Messrs. Allen, Gambill, Goolsby, and Pleasants, with Mr. Pleasants acting as chairman. The Committee's primary functions are to make recommendations to the Board of Directors concerning remuneration arrangements for executive officers and to review and make recommendations concerning the administration of certain benefit plans. During 2000, the Executive Compensation Committee met one time.

The Board appointed an Audit Committee consisting of Messrs.
Allen, Gambill, Goolsby, and Pleasants, with Mr. Goolsby acting as chairman. The Audit Committee functions in an oversight
capacity with respect to the Corporation's auditing, accounting, reporting, and control functions and assists the entire Board in fulfilling its fiduciary responsibilities with respect to these
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                                                                        Page 5


functions. During 2000, the Audit Committee met two times.

The Corporation does not have a nominating committee.


ELECTION OF DIRECTORS

It is intended that proxies in the accompanying form will be voted by the persons named therein (unless authority is withheld)in favor of the nominees named for Directors for the term of one year or until their successors are elected and qualified. In case any of such nominees is unexpectedly unable to serve, the proxies will be voted for the election of the others so named and may be voted for substitute nominees. The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors.

Votes that are withheld and shares held in street name ("Broker
Non-Votes") that are not voted in the election of Directors will not be included in determining the number of votes cast.


NOMINEES FOR DIRECTOR

There are no family relationships among any of the nominees and any officer; nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected. Each of the nominees for the office of Director is a member of the present Board of Directors.

Mr. Allen, Mr. Goolsby, Mr. Henderson, Mr. Pleasants, and Mr.
Noland III have served in the respective positions shown for more than five years.


                                               Shares of
                                               Common Stock
                                               Beneficially        Percent
Name, Age, Position             Director         Owned on             of
and Directorships                Since         March 15, 2001      Class (1)

Thomas N. Allen - Age 62          1995              1,000             -
 Chairman, East Coast Oil Corp.
 (Retail Gasoline/Convenience
  Stores)

Mark M. Gambill - Age 50          2001               -                -
 Managing member - McKenzie
 Holdings, (Family-owned
 investment company), since
 September 1999.  Previously
 President of Wheat First Union
 and Wheat First Butcher Singer
 (Brokerage and investment
 banking); Director of Speedway
 Motorsports, Inc.

Allen C. Goolsby - Age 61         1989                700             -
 Partner, Hunton & Williams

 (Attorneys)

Arthur P. Henderson Jr. - Age 57  1983              6,484            0.02%
 Vice President-Finance

Kenneth C. King - Age 58          1998              3,705             -
 Vice President-Marketing since
 April 1, 1998.  Previously
 Manager of Noland Company's
 Frederick, Maryland Complex
 since 1977

C. Edward Pleasants - Age 60      1999              2,000             -
 Chairman Emeritus, Pleasants
 Hardware Company; Director of
 BB&T Corporation and PHC
 Holdings

Lloyd U. Noland III - Age 57      1979          1,847,465           51.53%
 Chairman of the Board and
 President; Director of
 Wachovia Corporation(2)

All officers and directors of                   1,872,693           52.24%
the Corporation as a group(14)

(1)Less than .2 % except as indicated.
(2)See Voting Securities and Principal Holders Thereof on page 1.

Except as described on page 2 with respect to shares held by the Noland family, each Director and Officer has the sole power to vote the shares of Common Stock attributed to him in this table.


CERTAIN TRANSACTIONS

The Corporation is in the fifth year of a ten-year agreement to lease an existing office building for its corporate headquarters. The building is owned by Basic, Inc. (see Voting Securities and Principal Holders Thereof). Under the terms of the lease, the Corporation will pay an annual rental fee of approximately $260,000 per year. The Corporation will bear the direct costs of utilities and real estate taxes. The terms of the lease were based on an evaluation by an independent real estate firm.


COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation who earned more than $100,000 for the fiscal year ended December 31, 2000.






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                                                                        Page 7


SUMMARY COMPENSATION TABLE



                                      Long-Term
Annual Compensation.                  Compensation


Name and                                         Restricted      All Other
Principal Position       Year   Salary    Bonus Stock Awards(2) Compensation(1)

Lloyd U. Noland III      2000  $148,785  $60,000    $16,375         $3,845
Chief Executive Officer  1999  $145,140  $60,000    $17,875         $3,468
                         1998  $145,140  $30,000    $25,875         $2,495

Kenneth C. King          2000  $140,000  $60,000    $16,375         $3,334
Vice President-Marketing 1999  $135,000  $60,000    $17,875         $3,226
and Branch Operations    1998  $115,530  $41,198    $25,875        $29,066(3)

Arthur P. Henderson Jr.  2000   $91,200  $42,500    $12,281         $2,680
Vice President-Finance   1999   $89,650  $42,500    $13,406         $2,142
                         1998   $85,800  $30,000    $19,406         $1,475

Jean F. Preston          2000   $90,625  $42,500    $12,281         $2,242
Vice President-          1999   $85,000  $42,500    $13,406         $2,031
Corporate Data           1998   $75,510  $28,000    $19,406         $1,298

Ronald K. Binger         2000   $79,596  $28,000     $8,188         $1,997
Vice President-          1999   $78,396  $26,000     $8,938         $1,852
Director of Operations   1998   $78,396  $20,250    $12,938         $1,332


(1)Profit sharing allocation and life insurance.

(2)Restricted stock awards valued at market price per share of $16.375, $17.875, and $25.875 per share on December 31, 2000,
   1999, and 1998, respectively. Recipients have the right to receive dividends and vote the restricted shares.

(3)Includes one-time relocation allowance for Mr. King.


RETIREMENT BENEFITS

Payments by the Corporation to the Improved Retirement Plan for Employees of Noland Company (the Plan), are made based on recommendations by the Plan's actuary. The Plan is a defined benefit "Career Average" plan. Annual retirement benefits are computed by adding, for each year of credited service, the sum of
1.333 % of compensation (up to "Covered Compensation") and
1.933 % of compensation over "Covered Compensation." Covered Compensation is generally the average of the Social Security wage bases over a working career.

The amounts shown below do not include Social Security benefits and are not subject to any reductions on account of such benefits.

Estimated annual benefits (assuming continued employment to age
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                                                                        Page 8


65 on a life-only annuity basis) accrued to date and payable at age 65 to Lloyd U. Noland III, Kenneth C. King, Arthur P.
Henderson Jr., Jean F. Preston and Ronald K. Binger are $67,378,
$55,954, $48,683, $68,237 and $37,375, respectively.


BOARD COMPENSATION

Non-employee Directors are compensated in accordance with the 1999 Outside Directors Stock Plan (the Plan). The Plan provides for quarterly awards of whole and fractional shares of Noland Company Common Stock with an aggregate fair market share of $3,000 each. To satisfy its obligations under the Plan, the Corporation created the Noland Company Common Stock Benefit Trust (the Trust). The Trust is a "grantor trust" as defined in section 671 of the Internal Revenue Code of 1986, as amended.
The Corporation contributes to the Trust Noland Company Common Stock that shall be held by the Trust until paid to participants and beneficiaries of the Plan as soon as practicable after the participant ceases to be a member of the Board. In addition, each outside Director is paid $1,000 for each Committee meeting attended.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee consists of Messrs. Allen,
Gambill, Goolsby, and Pleasants. Mr. Goolsby is a member of the law firm Hunton & Williams, which has provided legal services to the Corporation for many years.


REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the Committee) is charged with the responsibility of making an initial determination regarding any changes in executive compensation policy and making recommendations to the Board of Directors with respect to compensation of the Corporation's executive officers.

The Committee believes that the Corporation's compensation program should provide competitive overall compensation for executive officers, including base salaries and short and long-term incentives. The Committee has concluded that the close link between the Corporation's business and the cyclical building and construction industry make it prudent for the Corporation to maintain a conservative approach to base compensation, while at the same time providing competitive total pay opportunities to its executive officers through long and short-term incentives. Targeted bonuses range from 20% of base compensation for certain key employees to 50% of base compensation for the principal executive officer.

Base compensation for executive officers in 2000 reflected the
Committee's conservative approach to base compensation with only a small increase in aggregate base compensation for executive officers.  In determining executive cash bonuses for 2000, the
Committee focused primarily on profits before LIFO inventory adjustments, extra compensation and income taxes, and each
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                                                                        Page 9


executive officer's performance for the year against previously established targets. The Committee did not assign a specific value to each factor. Bonus awards for 2000 were made to 15 key employees and officers nominated by the Chief Executive Officer. Total awards of $404,000 were approximately the same as for 1999. While the Committee was concerned that revenues only increased 1.2% in 2000, the other key goal -- net income before LIFO adjustment, extra compensation and taxes -- reached $14,163,000, a 2.9% increase over 1999, which in turn, had been a substantial increase over prior years. The Committee believes that those results justify awards substantially the same as for 1999.

The Committee also believes that officers and other key employees should own an equity interest in the Corporation. In this connection, the Committee also approved restricted stock awards to 18 key employees of an aggregate of 9,900 shares of the Corporation's common stock. The awards vest over a period of years. As a result of these awards, which have been given for the last several years, the officers and key employees will continue to build an ownership position in the Corporation.

Mr. Noland's annualized base compensation for 2000 was $150,000, which was an increase of $5,000 over his base compensation for 1999. For 2000 Mr. Noland was awarded a cash bonus of $60,000, which was the same as his bonus for 1999. The Committee believes that Mr. Noland has taken the lead in effecting substantial improvements in the Corporation's operations in the last several years, particularly with respect to inventory control and branch management. The Committee also was pleased that basic earnings per share of common stock increased 16% from $2.22 in 1999 to $2.57 in 2000. In establishing the 2000 bonus, the Committee did not assign a specific value to any one factor. Mr. Noland also received a restricted stock award of 1,000 shares of the Corporation's common stock.

Overall, the Committee believes that its compensation plan provides significant incentives to the executive officers and other key employees to improve performance and shareholder return.

Because none of the Corporation's executive officers receives annual compensation in excess of $1 million, the Corporation has not taken any position with respect to the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993.





C. Edward Pleasants, Chairman
Thomas N. Allen
Mark M. Gambill
Allen C. Goolsby





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                                                                        Page 10


Comparison of Five Year Cumulative Total Return Among Noland
Company, NASDAQ Market Value Index and Hughes Supply, Inc.
(Assumes $100 Invested on January 1, 1996)
(Assumes Dividend Reinvested)

A performance graph appears here. the following chart is the information presented in the graph.

Data points are as follows:


                       1995      1996      1997      1998      1999      2000

Noland Company        $100.00   $129.88   $128.86   $150.22   $105.30    $98.26
Hughes Supply, Inc.   $100.00   $155.04   $190.51   $161.14   $120.45   $102.19
NASDAQ Market Index   $100.00   $124.27   $152.00   $214.39   $378.12   $237.66


The return for Hughes Supply, Inc. has been adjusted to reflect differences in market capitalization.


REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the "Audit Committee") is composed of four independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Corporation's independent accountants. Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP., the Corporation's independent accountants.

Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards) (including scope of the auditor's responsibilities, significant accounting adjustments and any disagreements with management).

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP relating to the independence of that firm as required by Independence Standards
Board No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP that firm's independence from the Corporation.

Based upon the Audit Committee's discussions with management and PricewaterhouseCoopers LLP and the Audit Committee's review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.





Allen C. Goolsby, Chairman
Thomas N. Allen
Mark M. Gambill
C. Edward Pleasants


SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors will offer a resolution to reappoint PricewaterhouseCoopers LLP as independent accountants of the Corporation for the year 2001. PricewaterhouseCoopers LLP, a nationally known firm of independent certified public accountants, has audited the Corporation's financial statements for the past thirty-three years. The Corporation has been advised by PricewaterhouseCoopers LLP that neither that firm nor any of its partners has any direct financial interest or material indirect financial interest in the Corporation other than as public accountants and auditors. PricewaterhouseCoopers LLP will be represented at the stockholders' meeting. The firm's representative will be available to respond to appropriate questions from stockholders and will have an opportunity to make a statement, if desired.

Fees for services rendered by PricewaterhouseCoopers LLP during 2000 are as follows:



                                                              2000
Audit Fees:
   Annual Audit                                             $164,000
   Quarterly Review of Form 10-Q                              21,000

     Total Audit Fees                                       $185,000

All Other Fees:
   Annual audit of employee benefit plans                    $25,700
   Actuarial services                                         46,952

     Total All Other Services                                $72,652


The Audit Committee has determined that the non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP. In addition, all audit services are provided by full-time employees of PricewaterhouseCoopers LLP.

ANNUAL REPORT TO STOCKHOLDERS

The Noland Company 2000 Annual Report to stockholders, portions of which are incorporated by reference into the annual report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, accompanies this proxy statement. Stockholders may obtain, without charge, a copy of the Corporation's Form 10-K by forwarding a written request to R. L. Welborn, Assistant Vice President - Finance, Noland Company, 80 29th Street, Newport News, Virginia 23607.


PROPOSALS FOR 2002 ANNUAL MEETING

Any stockholder desiring to make a proposal to be acted upon at the 2002 annual meeting of stockholders must present such proposal to the Corporation at its principal office in Newport
News, Virginia, not later than December 3, 2001, in order for it to be considered for inclusion in the Corporation's Proxy
Statement.


GENERAL

Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for Director named herein, and FOR the proposal to approve the appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ended December 31, 2001.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring the vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.



By order of the Board of Directors,
James E. Sykes Jr.
Secretary
Newport News, Virginia

April 2, 2001

Appendix to Noland Company Proxy Statement

1.  Audit Committee Charter



                       CHARTER OF THE AUDIT COMMITTEE OF
                                NOLAND COMPANY

    The following shall constitute the Charter of the Audit
Committee (the "Charter") of the board of directors of Noland
Company (the "Corporation"):


I.  ORGANIZATION
There shall be constituted a standing committee of the board of directors of the Corporation (the "Board") to be known as the audit committee (the "Audit Committee"). The Audit Committee shall be wholly composed of directors of the Corporation who are "independent" within the meaning of the Rules of the National Association of Securities Dealers, Inc. ("NASD") (the "Independent Directors").

II. STATEMENT OF POLICY
    The Audit Committee shall assist the Board in fulfilling its responsibility to the Corporation's shareholders relating to corporate accounting and reporting practices of the Corporation, and to the quality and integrity of the financial statements of the Corporation.

III.PURPOSE, OBJECTIVES AND DUTIES

    The primary function of the Audit Committee shall be to assist the Board in fulfilling its oversight responsibilities by reviewing and overseeing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance and accounting that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary objectives include providing an independent, direct and open avenue of communication among the Corporation's independent accountants, management, internal auditing department and the Board; serving as an independent and objective party to review the Corporation's financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Corporation's accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Corporation's independent accountants and internal auditing department; and reviewing the adequacy of the internal audit department's staffing and qualifications of its personnel and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function. Further, the Audit Committee's primary duties and responsibilities shall specifically include:

      Discussing and reviewing with the Corporation's independent accountants their ultimate accountability to the Board and the Audit Committee;

      Sharing with the Board the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval in any proxy statement);

      Ensuring that the Corporation's independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Corporation consistent with Independence Standards Board Board Standard 1.

      Engaging actively in a dialogue with the Corporation's independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the Board take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

IV. COMPOSITION AND SELECTION

    4.1 The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an Independent Director in accordance with Article I. All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the Rules of the NASD. Furthermore, at least one member of the Audit Committee shall have accounting or related financial management expertise in compliance with the Rules of the NASD.

    4.2 The members of the Audit Committee shall be elected by the Board at the annual meeting of the Board and shall serve for one year or until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

    4.3 The duties and responsibilities of a member of the Audit Committee contained herein shall be in addition to those duties otherwise required for a member of the Board.

V.MEETINGS

    The Audit Committee shall meet at least two times annually, or more frequently as circumstances dictate and shall report to the Board following each meeting of the Audit Committee at the next regularly scheduled meeting of the Board or sooner, as circumstances may dictate. As part of its primary duty and responsibility to foster independent, direct and open communications pursuant to Section III hereinabove, the Audit Committee shall meet at least annually with the Corporation's management, the members of the Corporation's internal auditing department and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Chairman of the Audit Committee shall meet in person or by telephone with the Corporation's independent accountants and the Corporation's chief financial officer quarterly to review the Corporation's financial statements, consistent with Section VI below.

VI. RESPONSIBILITIES AND DUTIES

    To fulfill its primary objectives, responsibilities and duties hereunder, the Audit Committee should undertake the following:

6.1 Documents/Reports Review

 a) Review and update this Charter periodically, and at least annually.

 b) Review the Corporation's annual financial statements and related notes thereto and any reports or other financial information submitted to any governmental body or the public, including any certification, report, analysis, opinion, or review rendered by the independent accountants.

 c) Review the regular internal reports to the Corporation's management prepared by the internal auditing department and management's response.

 d) Review, or cause the Chairman of the Committee to review, with the financial management of the Corporation and the Corporation's independent accountants each Quarterly Report on Form 10-Q (or any successor report thereto under the rules and regulations of the U.S. Securities and Exchange Commission) (the "SEC") and all financial statements and related notes contained therein prior to its filing or prior to the public release of the Corporation's earnings.

 e) Review filings made with the SEC and other published documents containing the Corporation's financial statements and consider whether the information contained in such documents is consistent with the information contained in the Corporation's financial statements.

 f) Include in the Corporation's proxy or information statements relating to annual meetings of shareholders at which directors are to be elected (or special meetings or written consents in lieu of such meetings), a report of the Audit Committee that complies with the SEC's regulations for such reports.

6.2 Independent Accountants

 a) Recommend to the Board the selection of the Corporation's independent accountants; consider the independence and effectiveness of such independent accountants, and approve the fees and other compensation to be paid to such independent accountants and the range and cost of audit and non-audit services performed by the independent accountants. On an annual basis, the Audit Committee shall review and discuss with the independent accountants all significant relationships the independent accountants have with the Corporation, in order to determine such independent accountants' independence.

 b) Review the performance of the Corporation's independent accountants and make recommendations to the Board regarding any appointment or termination of such independent accountants when circumstances warrant.

 c) Periodically consult with the Corporation's independent accountants, out of the presence of the Corporation's management, about the Corporation's internal controls and the fullness and accuracy of the Corporation's financial statements.

6.3 Financial Reporting Process

 a) In consultation with the Corporation's independent accountants and the Corporation's internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external; confer with the independent accountants and internal auditors concerning the scope of their examinations of the books and records of the Corporation and its subsidiaries; review and approve the independent accountants' annual engagement letter; review and approve the Corporation's annual audit plans and budgets; direct the special attention of the auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; and authorize the auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

 b) Consider the Corporation's independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles, standards and practices as applied in its financial reporting.

 c) Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles, standards and practices as suggested by the Corporation's independent accountants, management, or internal auditing department.

 d) Consider, in consultation with the Corporation's independent accountants and the internal auditors, the audit scope and plan of the internal auditors and the independent accountants.

6.4 Process Improvement

 a) Establish regular and separate systems of reporting to the Audit Committee by the Corporation's management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

 b) Following completion of the Corporation's annual audit, review separately with the Corporation's management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including (i) any restrictions on the scope of work or access to required information, and (ii) the nature and extent of any significant changes in accounting principles or the application therein.

 c) Review any significant disagreement among the Corporation's management and its independent accountants or the internal auditing department in connection with the preparation of the Corporation's financial statements.

 d) Review with the Corporation's independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion.

 e) Review the appointment, replacement, reassignment, or dismissal of the members of the Corporation's internal auditing department.

 f) Inquire of the Corporation's management, the internal auditors, and the independent accountants about significant risks or exposures and assess the steps that management has taken to minimize such risks to the Corporation.

 g) Review with the Corporation's internal auditors and the independent accountants the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources.